EXHIBIT 99.1

Thursday February 10, 4:15 pm Eastern Time

Company Press Release

deltathree.com Reports Fourth Quarter 1999 Revenues Up 135 Percent

Internet Telephony Subscriber Base Increased 42 Percent To 1.7 Million
Subscribers

NEW YORK--(BUSINESS WIRE)--Feb. 10, 2000--deltathree.com, Inc. (NASDAQ:DDDC - news), a global provider of IP telephony services and other enhanced, web-based communications services to individuals and businesses worldwide, today announced results for the fourth quarter and year ending December 31, 1999. deltathree.com recorded fourth quarter revenues of $4.6 million, representing a gain of $2.7 million or a 135 percent increase over the corresponding quarter in 1998. Total revenues for year ended December 31, 1999 increased to $11.1 million, a rise of $5.4 million or a 96 percent increase from the year ended December 31, 1998. Excluding non-cash compensation costs of $10.2 million and $103,000, net loss was $6.1 million or ($0.26) per fully diluted share compared to a net loss of $2.4 million or ($0.12) per fully diluted share for the fourth quarter ended December 31st, 1999 and 1998, respectively. Net loss for the quarter was $16.3 million, or ($0.71) per share, compared to a net loss of $2.5 million or ($0.13) per share in the fourth quarter of 1998. The net loss for 1999 was $33.8 million, or ($1.65) per share, compared with a net loss of $7.1 million or ($0.37) a share for 1998.

Highlights for the quarter include:

-- Subscriber base increased 42 percent in Q4 to approximately 1.7 million. -- Telephony minutes increased 81 percent in Q4 to 20.3 million minutes.
-- Revenues increased 135 percent in Q4 to $4.6 million.
-- DDDC initial public offering raised $96,255,000 in new capital.
-- Global marketing relationship with Yahoo!

The deltathree.com subscriber base grew by approximately 42 percent during the fourth quarter of 1999 as total subscribers jumped to nearly 1.7 million at year end, up from roughly 1.2 million subscribers at the end the third quarter of 1999. Telephony minutes carried over the deltathree.com network during the fourth quarter rose 81 percent or 9.1 million minutes to total 20.3 million minutes in the fourth quarter, compared with 11.2 million minutes on the deltathree.com network during the fourth of 1998. In the sequential third quarter 1999 to fourth quarter 1999 comparison, total network minutes increased 39 percent or 5.7 million minutes. For the full year 1999, deltathree.com carried over 61.8 million minutes of telephony traffic, an increase of 131 percent compared with 26.8 million minutes of telephony traffic carried in 1998.

Eli Wurtman, Chairman and Co-Founder of deltathree.com stated, "deltathree.com experienced broad based growth during the fourth quarter of 1999. From our growing list of subscribers, to rising revenues, to new distribution channels we executed on our strategy of broadening the market for Internet telephony and web based communication services. We will continue to actively position deltathree.com as a premier provider of global IP telephony services across the ever expanding broadband infrastructure. deltathree.com leverages the cost efficiencies, convenience and scalability of the Internet for our subscribers to help them save as much as 90 percent on traditional international long distance call charges. Proceeds from our recently completed IPO will enable deltathree.com to provide our growing base of subscribers expanded worldwide infrastructure, new distribution channels as well as fuel additional marketing and technological initiatives. The February 7th acquisition of YourDay.com reflects our vision of strategically building out our business model with complementary products and services." In November of 1999, deltathree.com successfully sold 6,900,000 shares of common stock in the Company's initial public offering at a price of $15.00 per share through a syndicate of underwriters led by Lehman Brothers, Merrill Lynch, U.S. Bancorp Piper Jaffray, Lazard Freres and Fidelity Capital Markets. Excluding IPO expenses, deltathree.com received net proceeds from the offering of $96,255,000, including a 900,000 share over-allotment option that was exercised by Lehman Brothers, lead underwriter for the Company.

With the proceeds of the IPO, deltathree.com is expanding its IP network and telephony services through strategic acquisitions, alliances and internal product development. On February 7th, deltathree.com announced it's first acquisition as a public company with the purchase of YourDay.com, a subsidiary of SenseNet, Inc. YourDay.com is a leading online calendar and scheduling system provider that can access through the Internet, telephones and PDA's. Subject to customary closing conditions, the deal is expected to close before February 28th, 2000. deltathree.com expects to integrate the YourDay.com products and services to allow deltathree.com subscribers to centralize their communications and scheduling needs. During the fourth quarter of 1999, deltathree.com launched Click IT, a voice enabling e-commerce service that allows deltathree.com e-commerce business customers to offer real-time voice interaction with their customers over the Internet. Click IT allows Internet shoppers to "click through" to a live customer service representative to discuss their purchase while continuing to shop online. The Click IT product can also be integrated into a wide range of Internet based communications products and services. Additionally, Click IT enabled sites serve as a distribution channel for finding and acquiring new IP telephony customers as they discover the benefits of deltathree.com's IP telephony technology.

In December of 1999, deltathree.com announced a global marketing agreement with Yahoo! Inc. (Nasdaq: YHOO - news) to promote deltathree.com's Internet communication services. The agreement provides for deltathree.com text links and banner advertisements within the Yahoo! network of global Internet properties as well as integrating deltathree.com Internet telephony services into Yahoo! Phone Booth. With over 105 million Yahoo! users worldwide, the agreement enables Yahoo! Phone Booth, Yahoo! Yellow Pages and Yahoo! Address Book users to initiate calls directly over the Internet through the deltathree.com network with the simple click of a mouse.

deltathree.com worked aggressively towards increasing it's network capacity during the fourth quarter of 1999, including tripling it's bandwidth between the US and Europe. The Company has also increased its peering relationships with leading Internet backbone providers in the US and Europe. The Company has also extended its worldwide points of presence to include China, the Netherlands, Spain, Hungary, Czech Republic and Malaysia.

About deltathree.com

deltathree.com is a global provider of IP telephony services and other enhanced, web-based communications services to individuals and businesses worldwide and is a subsidiary of RSL Communications, Ltd. (NASDAQ: RSLC - news). The Company's interactive communications portal, www.deltathree.com, is a single on-line source for the communications needs of users anywhere in the world. By combining user-friendly, web-based access with the advanced functionality of our privately-managed, global IP telephony network, we offer our users a comprehensive solution for high-quality, low-cost IP communications services. Such services currently include: PC-to-phone; D3 Box, a unified messaging service; Click IT, an e-commerce tool; Phone-to-phone; and Global roaming for accessing the deltathree.com network from locations throughout the world. For more information about deltathree.com please visit our corporate Website at http://www.deltathree.com.

deltathree.com has included in this press release certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning deltathree.com's business, operations and financial condition. Such statements include the Company's plans to increase it capacity and improve the quality of Internet telephony. In addition, the words or phrases "could", "expects", "anticipates", "objective", "may affect", "may depend", "believes", "estimates", "projects" and similar words and phrases are also intended to identify such forward-looking statements. Actual results could differ materially from those projected in the Company's forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other factors, unanticipated technological difficulties, the volatile and competitive environment for Internet telephony, changes in domestic and foreign economic, market and regulatory conditions, the inherent uncertainty of financial estimates and projections, and other considerations described as "Risk Factors" in the Company's filings with the SEC. All such forward-looking statements are current only as of the date on which such statements were made. deltathree.com does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                                 deltathree.com
                 Condensed Consolidated Statement of Operations

                                Quarter Ended                   Year Ended
                                 December 31,                  December 31,
                                 (unaudited)
                            1999            1998           1999             1998
Revenues:
  Affiliates           $  3,353,696    $  1,411,565    $  7,430,974    $  3,896,106
  Non-affiliates          1,266,539         557,617       3,621,615       1,741,941
                       ------------    ------------    ------------    ------------
Total revenues:           4,620,235       1,969,182      11,052,589       5,638,047
                       ------------    ------------    ------------    ------------

Costs and operating
expenses:
  Cost of revenues        4,165,210       1,940,430       9,722,717       4,580,440

  Research and
    development             487,293         176,191       1,207,625         608,926
  Selling and
    marketing             4,316,237         828,150       7,403,573       2,431,371
  General and
    administrative          719,605         781,586       2,732,725       1,761,539
  Non-cash
    compensation         10,189,553         102,615      19,115,773         742,780
  Depreciation and
    amortization          1,080,596         855,992       3,767,551       2,671,268
                       ------------    ------------    ------------    ------------

Total costs and
operating
expenses:                20,958,464       4,684,964      43,949,964      12,796,324
                       ------------    ------------    ------------    ------------

Loss from
  operations            (16,338,259)     (2,715,782)    (32,897,375)     (7,158,277)

Interest Income
  (expense), net             41,300         (40,385)       (873,601)       (186,295)
Minority interest                --         223,601              --         223,601
                       ------------    ------------    ------------    ------------

Net loss               $(16,296,959)   $ (2,532,566)   $(33,770,976)   $ (7,120,971)
                       ============    ============    ============    ============

Net loss per
  share - basic
  and diluted          $      (0.71)   $      (0.13)   $      (1.65)   $      (0.37)
                       ============    ============    ============    ============

Weighted average
  shares outstanding
  basic and
  diluted                23,053,215      19,569,459      20,418,457      19,253,855
                       ============    ============    ============    ============

                                 deltathree.com
                      Condensed Consolidated Balance Sheet

                                                            Year Ended
                                                           December 31,
                                                      1999             1998
Current Assets:
Cash and cash equivalents                        $  89,956,879    $   1,356,562
Short-term investments                              11,275,915               --
Accounts receivable, net                               902,811          543,335
Due from affiliates                                  1,759,997        2,191,903
Prepaid expenses and other current assets            2,940,676          620,676
                                                 -------------    -------------
  Total current assets                             106,836,278        4,712,476

  Property and equipment, net                        9,499,533        8,269,423
                                                 -------------    -------------

  Goodwill, net                                      9,456,612       12,488,125
                                                 -------------    -------------

  Deposits and other                                 1,039,887          205,497
                                                 -------------    -------------

       Total assets:                             $ 126,832,310    $  25,675,521
                                                 =============    =============

Current liabilities:
         Accounts payable                        $   2,580,143    $   4,301,763
         Due to affiliates                             625,783        1,403,163
         Deferred revenues                             538,376        1,610,081
         Other current liabilities                   5,548,771          629,096
                                                 -------------    -------------
  Total current liabilities                          9,293,073        7,944,103
                                                 -------------    -------------

Long-term liabilities:
         Long-term debt due to affiliates           14,751,628        5,106,602
         Other                                         208,454          254,646
                                                 -------------    -------------
  Total long-term liabilities                       14,960,082        5,361,248
                                                 -------------    -------------

       Total liabilities                            24,253,155       13,305,351
                                                 -------------    -------------

Stockholders equity:
         Class A common stock                            8,918               --
         Class B common stock                           19,569           19,569
         Additional paid-in capital                157,890,969       23,083,638
         Receivable for capital stock               (1,231,969)              --
         Deferred compensation                     (10,670,201)      (1,065,882)
         Accumulated deficit                       (43,438,131)      (9,667,155)
                                                 -------------    -------------

        Total stockholder's equity                 102,579,155       12,370,170
                                                 -------------    -------------

Total liabilities and
  stockholder's equity                           $ 126,832,310    $  25,675,521
                                                 =============    =============

Contact:
     deltathree.com
     Mr. Mark Hirschhorn
     Vice President & Chief Financial Officer
     Phone: (212) 588-3670
                       or
     Thomson Financial Investor Relations
     Mr. Erik Knettel
     Phone: (212) 701-1963
                       or
     Media:
     Clifford Public Relations
     Mr. Josh Epstein
     Phone: (212) 358-0800